Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Top KingWin Ltd on Form F-3 of our report dated May 16, 2023 with respect to our audit of the consolidated financial statements of Top KingWin Ltd as of December 31, 2022 and for the year ended appearing in the Annual Report on Form 20-F of Top KingWin Ltd for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on December 11, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

November 6, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com